Exhibit 4

December 17, 2004

C-COR Incorporated 60 Decibel Road State College, Pennsylvania 16801

Re:                               C-COR Incorporated (the “Company”)

Ladies and Gentlemen:

A subsidiary of the Company, Broadband Management Solutions, LLC (“BMS”), shall purchase certain assets and liabilities of nCUBE Corporation (“nCUBE”) with all of such assets and liabilities (other than certain specified assets which may be sold directly by nCUBE to affiliates of BMS) to be contributed to nCUBE Sub, LLC, and with nCUBE selling all of the outstanding securities of nCUBE Sub, LLC to BMS pursuant to the terms and subject to the conditions set forth in that certain Member Interest Purchase Agreement among the Company, BMS, nCUBE and nCUBE Sub, LLC, dated as of October 20, 2004 (the “Purchase Agreement”).  The purchase price paid to nCUBE in respect of such transaction will include certain unsecured senior convertible notes of the Company (the “Notes”), convertible into shares of common stock of the Company, $0.05 par value per share (“Common Stock”), and 4,500,000 shares of Common Stock (the “Shares”).  The Purchase Agreement contemplates that the Notes and the Shares will be delivered to the undersigned creditors of nCUBE (each a “Holder” and together, the “Holders”).  The Purchase Agreement requires the Holders to sign this letter agreement.  The Holders acknowledge that the Company is relying on the representations and agreements of each Holder contained in this letter agreement in carrying out the Company’s obligations under the Purchase Agreement.

In consideration of the foregoing, each Holder hereby agrees not to, directly or indirectly, sell, offer to sell, contract to sell, loan , pledge, grant any option for sale or purchase of, agree to sell or otherwise dispose of (collectively “Disposition”), more than 50% of the Shares received by the Holder or delivered into escrow on such Holder’s behalf, for a period beginning on the date of this letter agreement, which in any event shall be no later than twelve (12) days prior to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), and ending one year thereafter (the “Lock-Up Period”), without the prior written consent of the Company; provided, however, that the foregoing agreement shall not apply to (i)

gifts to family members (or trusts for the direct or indirect benefit of family members) or charitable contributions of the Shares made by the Holder in transfers not involving a public distribution or public offering, if the transferee agrees in writing as a condition precedent to such transfer to be bound by the terms hereof or (ii) transfers of the Shares to “affiliates” of the transferor in transfers not involving a public distribution or public offering, if the transferee agrees in writing as a condition precedent to such transfer to be bound by the terms hereof.  The term “affiliate” shall have the meaning given such term in Rule 144 under the Securities Act of 1933, as amended.  The transferor shall notify the Company in writing prior to the transfer at 60 Decibel Road, State College, Pennsylvania 16801, Attn: CFO, and shall deliver the above-mentioned agreement on the part of the permitted transferee to the Company.  During the Lock-Up Period, there shall be no further transfer of the Shares by either the Holder or any permitted transferee, except in accordance with this letter agreement.

The foregoing restriction has been expressly agreed to preclude the Holder from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Shares during the Lock-Up Period, even if such Shares would be disposed of by someone other than such Holder.  Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of Shares if such transfer would constitute a violation or breach of this letter agreement.  The Holders also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any of the Shares.

This agreement is irrevocable and will be binding on the Holders and the respective successors, heirs, personal representatives, and assigns of the Holders.

The Holder, by executing this letter agreement, represents and warrants that the Holder (i) has such knowledge and experience with respect to the financial, tax and business aspects of the ownership of the Shares, Notes and the shares of Common Stock underlying the Notes, (ii) is capable of evaluating the risks and merits of participating in the purchase of such securities, (iii) can bear the economic risk of an investment in the Shares, Notes and the shares of Common Stock underlying the Notes for an indefinite period of time and can afford to suffer the complete loss thereof, (iv) is purchasing the Notes and Shares for its own account and for the purposes of investment only and (v) acknowledges that notwithstanding any obligation of C-COR to file a registration statement relating to the resale of the Notes, Shares and the shares of Common Stock underlying the Notes with the Securities and Exchange Commission, no registration statement has yet become, or will be as of Closing, effective, and neither the Notes nor the Shares and the shares of Common Stock underlying the Notes may be offered, pledged, hypothecated, distributed, sold or otherwise transferred or disposed of nor may offers to pledge, hypothecate, distribute, sell or otherwise transfer or dispose of be accepted prior to the time that a valid registration statement becomes effective, except in the event of an exemption from registration and in accordance with all federal and state securities laws.

The Holder, by executing this letter agreement, also represents and warrants that the Holder (a) is either a bank as defined in section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, whether acting in an individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in section 2(13) of the Securities Act; an investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state of the United States of America, its political subdivisions or any agency or instrumentality of a state of the United States of America or its political subdivisions for the benefit of its employees that has total assets in excess of $5,000,000; an Employee Benefit Plan within the meaning of ERISA if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor; an Employee Benefit Plan that has total assets in excess of $5,000,000; or an Employee Benefit Plan that is a self-directed plan, with investment decisions made solely by persons that are accredited investors; (b) is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act; (c) is either an organization described in section 501(c)(3) of the Code; a corporation; a Massachusetts or similar business trust; or a partnership, in each case not formed for the specific purpose of acquiring the securities offered and in each case with total assets in excess of $5,000,000; (d) is an entity as to which all of the equity owners are accredited investors; (e) is a trust, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 and whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; (f) was not formed and is not being utilized primarily for the purpose of making an investment in the Notes and Shares; (g) is or is acting on behalf of an employee benefit plan within the meaning of section 3(3) of ERISA, whether or not such plan is subject to ERISA, or an entity which is deemed to hold the assets of any such employee benefit plan pursuant to 29 C.F.R. §2510.3-101 or is or was acting on behalf of such an employee benefit plan or is an entity deemed to hold the assets of any such plan or plans (i.e., the Holder is subject to ERISA); or (h) is a U.S. pension trust or governmental plan qualified under section 401(a) of the Code or a U.S. tax-exempt organization qualified under section 501(c)(3) of the Code.

In no event shall this letter agreement be construed to apply to any Disposition of the Notes or the Common Stock underlying the Notes on or after the closing of the transactions contemplated by the Purchase Agreement.

If the Purchase Agreement terminates, then the terms of this letter agreement shall lapse and become null and void.

This letter agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflict of laws principles thereof.

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The undersigned intends to be legally bound hereby.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if signing
as custodian, trustee, or on behalf of an entity)

Date: